                       GT GLOBAL FLOATING RATE FUND, INC.

                            ------------------------

          OFFER TO PURCHASE FOR CASH AT NET ASSET VALUE UP TO 900,000
                  OF ITS ISSUED AND OUTSTANDING COMMON SHARES

       THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE IS 12:00 MIDNIGHT,
          NEW YORK CITY TIME, ON SEPTEMBER 23, 1997, UNLESS EXTENDED.

                            ------------------------

To the Holders of Shares of
GT GLOBAL FLOATING RATE FUND, INC.:

    The Fund is offering to purchase up to 900,000 of its shares of common stock, par value $.001 per share (the "Shares"), for cash at a price equal to their net asset value ("NAV"), less any applicable Early Withdrawal Charge, as of the close of regular trading on the New York Stock Exchange on September 23, 1997 (the "Initial Expiration Date"), unless extended, upon the terms and conditions set forth in this Offer to Purchase (the "Offer") and the related Letter of Transmittal.

    The Shares are not traded on an established secondary market and, to provide liquidity to Fund shareholders, the Fund's board of directors (the "Board") presently intends each quarter to consider making a tender offer for all or a portion of its Shares at a price per Share equal to its then current NAV, less any applicable early withdrawal charge. The NAV on August 18, 1997 was $10.00 per Share. You may obtain current NAV quotations during the pendency of the Offer by calling 1-800-223-2138.

    If more than the number of Shares contemplated by this Offer are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Board when it determined to make the Offer, the Fund will either (1) extend the Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Shares tendered as well as any additional Shares that may be tendered during the extended Offer period or
(2) purchase the number of Shares sought on a pro rata basis.

    THIS OFFER IS BEING MADE TO ALL SHAREHOLDERS OF THE FUND AND IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

    IMPORTANT: If you desire to tender all or any portion of your Shares, you should do one of the following: (1) if you own your Shares through a broker, dealer, commercial bank, trust company or other nominee (each a "Nominee"), request your Nominee to effect the transaction for you or (2) if you own your Shares directly, complete and sign the Letter of Transmittal and mail or deliver it along with any Share certificate(s) and any other required documents to the Fund's transfer agent, GT Global Investor Services, Inc. (the "Transfer Agent"). If your Shares are registered in the name of a Nominee, you MUST contact such Nominee if you desire to tender your Shares.

    NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH SHAREHOLDER MUST MAKE HIS OWN DECISION WHETHER TO TENDER SHARES, AND IF SO, HOW MANY SHARES TO TENDER.

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND.

    Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Transfer Agent at 1-800-223-2138 or at the address set forth below:

                       GT Global Investor Services, Inc.
                                California Plaza
                          2121 North California Blvd.
                                   Suite 450
                             Walnut Creek, CA 94596

                                          GT GLOBAL FLOATING RATE FUND, INC.

August 25, 1997

                               TABLE OF CONTENTS

SECTIONS                                                                                                            PAGE
----------------------------------------------------------------------------------------------------------------  ---------
       1.  Price; Number of Shares..............................................................................          4
       2.  Procedure for Tendering Shares.......................................................................          4
       3.  Early Withdrawal Charge..............................................................................          5
       4.  Exchanges............................................................................................          6
       5.  Withdrawal Rights....................................................................................          6
       6.  Payment for Shares...................................................................................          6
       7.  Certain Conditions of the Offer......................................................................          7
       8.  Purpose of the Offer.................................................................................          7
       9.  Certain Effects of the Offer.........................................................................          7
      10.  Source and Amount of Funds...........................................................................          8
      11.  Summary of Selected Financial Information............................................................          8
      12.  Certain Information About the Fund...................................................................          9
      13.  Additional Information...............................................................................         10
      14.  Certain Federal Income Tax Consequences..............................................................         10
      15.  Extension of Tender Period; Termination; Amendments..................................................         11
      16.  Miscellaneous........................................................................................         11

EXHIBIT A: Unaudited Financial Statements for the two-month period ended June 30, 1997

     1. PRICE; NUMBER OF SHARES. The Fund will, upon the terms and subject to the conditions of the Offer, purchase up to 900,000 of its issued and outstanding Shares which are tendered and not withdrawn prior to 12:00 midnight, New York City time, on September 23, 1997 (such time and date being hereinafter called the "Initial Expiration Date"), unless it determines to accept none of them. The Fund reserves the right to extend the Offer (see Section 15). The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the "Expiration Date." The purchase price of the Shares will be their NAV as of the close of regular trading on the New York Stock Exchange on the Expiration Date. An Early Withdrawal Charge payable to GT Global, Inc. to recover its distribution expenses will be assessed on Shares accepted for purchase which have been held for less than the applicable holding period (see Section 3).

    The Offer is being made to all shareholders of the Fund and is not conditioned upon any number of Shares being tendered. If more than the number of Shares sought by the Fund are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Board when it determined to make the Offer, the Fund will either (1) extend the Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Shares tendered as well as any additional Shares that may be tendered during the extended Offer period or (2) purchase the number of Shares sought on a pro rata basis.

    The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Transfer Agent and making a public announcement thereof (see Section 15). There is no assurance, however, that the Fund will exercise its right to extend the Offer. If the Fund decides, in its sole discretion, to increase (except for any increase not in excess 2% of the outstanding Shares) or decrease the number of Shares being sought and, at the time that notice of such increase or decrease is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended at least until the end of such ten business day period.

    As of August 18, 1997 there were approximately 10.2 million Shares issued and outstanding and there were 2,735 record holders of Shares. The Fund has been informed that none of the directors, officers or affiliates of the Fund intends to tender any Shares pursuant to the Offer. The Shares currently are not traded on any established secondary market. Current NAV quotations for the Shares can be obtained by calling the Transfer Agent at 1-800-223-2138.

     2. PROCEDURE FOR TENDERING SHARES. In order for you to tender any of your Shares pursuant to the Offer, you may either: (a) request your Nominee to effect the transaction for you, in which case a Letter of Transmittal is not required or (b) if the Shares are registered in your name, send to the Transfer Agent, at the address set forth below, any certificates for such Shares, a properly completed and executed Letter of Transmittal and any other documents required therein. Please contact the Transfer Agent at 1-800-223-2138 as to any additional documents which may be required.

     A. Procedures for Beneficial Owners Holding Shares through Brokers, Dealers, or other Nominees. If your Shares are registered in the name of a Nominee, you must contact such Nominee if you desire to tender your Shares. You should contact such Nominee in sufficient time to permit notification of your desire to tender to reach the Transfer Agent by the Expiration Date. No brokerage commission will be charged on the purchase of Shares by the Fund pursuant to the Offer. However, a broker or dealer may charge a fee for processing the transaction on your behalf.

     B. Procedures for Registered Shareholders. If you will be mailing or delivering the Letter of Transmittal and any other required documents to the Transfer Agent to tender your Shares, they must be received on or prior to the Expiration Date by the Transfer Agent at its address set forth below.

    Signatures on the Letter of Transmittal are not required to be guaranteed unless (1) the proceeds for the tendered Shares will amount to more than $50,000, (2) the Letter of Transmittal is signed by someone other than the registered holder of the Shares tendered therewith, or (3) payment for tendered Shares is to be sent to a payee other than the registered owner of such Shares or to an address other than the registered address of the registered owner of the Shares. In each of those instances, all signatures on the Letter of Transmittal must be guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the existence and validity of which may be verified by the Transfer Agent through the use of industry publications; notarized signatures are not sufficient.

    Please note that those shareholders holding Shares in an Individual Retirement Account ("IRA") that mail or deliver a Letter of Transmittal to tender Shares must also provide the Transfer Agent with a completed IRA distribution form.

    Payment for Shares tendered and purchased will be made only after receipt by the Transfer Agent on or before the Expiration Date of a properly completed and duly executed Letter of Transmittal and any other required documents. If your Shares are evidenced by certificates, those certificates must also be received by the Transfer Agent on or prior to the Expiration Date.

    THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING THE SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

     C. Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular shareholder, and the Fund's interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tendered Shares will not be accepted for payment unless the defects or irregularities have been cured within such time or waived. Neither the Fund, the Transfer Agent nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

    D. Tender Constitutes an Agreement. A tender of Shares made pursuant to any one of the procedures set forth above will constitute an agreement between the tendering shareholder and the Fund in accordance with the terms and subject to the conditions of the Offer.

     3. EARLY WITHDRAWAL CHARGE. The Fund will assess an Early Withdrawal Charge on Shares accepted for purchase which have been held for less than four years. The charge will be paid to GT Global, Inc., the Fund's distributor, to recover its distribution expenses. The Early Withdrawal Charge will be imposed on those Shares accepted for tender based on an amount equal to the lesser of the then current NAV of the Shares or the shareholder's cost of the Shares being tendered. Accordingly, the Early Withdrawal Charge will not be imposed on increases in the NAV above the initial purchase price. In addition, the Early Withdrawal Charge will not be imposed on Shares derived from reinvestments of dividends or capital gain distributions. The Early Withdrawal Charge imposed will vary depending on the length of time the Shares have been owned since purchase (separate purchases shall not be aggregated for these purposes), as set forth in the following table:

                                                                                EARLY
                                                                          WITHDRAWAL CHARGE
YEAR OF TENDER AFTER PURCHASE                                         (AS A PERCENTAGE OF NAV)
--------------------------------------------------------------------  -------------------------
First...............................................................               3.0%
Second..............................................................               2.5%
Third...............................................................               2.0%
Fourth..............................................................               1.0%
Fifth and following.................................................               0.0%

    In determining whether an Early Withdrawal Charge is applicable to a tender of Shares, the calculation will be determined in the manner that results in the lowest possible amount being charged. Therefore, it will be assumed that the tender is first of Shares acquired through dividend reinvestment and of Shares held for over four years and then of Shares held longest during the four-year period. Because the Fund commenced operations on May 1, 1997, all Shares other than dividend reinvestment Shares and Shares exchanged pursuant to Section 4 below will be subject to a 3.0% Early Withdrawal Charge. The Early Withdrawal Charge will not be applied to dollar amounts representing an increase in the NAV since the time of purchase.

     4. EXCHANGES. Tendering shareholders may, instead of receiving the proceeds from the tender of Shares of the Fund in cash, elect to have those proceeds invested in Class B shares that are subject to a contingent deferred sales charge ("Class B Shares") of certain open-end investment companies advised by Chancellor LGT Asset Management, Inc. ("GT Global Funds") purchased at their respective NAVs determined on the Expiration Date. The Early Withdrawal Charge will be waived for Shares tendered in exchange for Class B shares in the GT Global Funds; however, such Class B shares will immediately become subject to a contingent deferred sales charge equivalent to the Early Withdrawal Charge on Shares of the Fund. Thus, such Class B shares may be subject to a contingent deferred sales charge upon a subsequent redemption from the GT Global Funds. The purchase of such Class B shares will be deemed to have occurred at the time of the purchase of the Shares of the Fund for purposes of calculating the applicable contingent deferred sales charge. An exchange is a taxable event and may result in a taxable gain or loss for shareholders. Shareholders should consult their own tax advisors for a complete description of possible gains and losses.

    The prospectus for each GT Global Fund describes its investment objectives and policies. Shareholders can obtain a prospectus without charge by calling 1-800-223-2138 and should consider these objectives and policies carefully before requesting an exchange. Each tender for an exchange must involve proceeds from Shares that have a NAV of at least $500.

     5. WITHDRAWAL RIGHTS. You may withdraw Shares tendered at any time prior to the Expiration Date and, if the Shares have not yet been accepted for payment by the Fund, at any time after October 15, 1997.

    To be effective, any notice of withdrawal must be timely received by the Transfer Agent at the address set forth below. Any notice of withdrawal must specify the name of the person having deposited the Shares to be withdrawn, the number of Shares to be withdrawn, and, if the certificates representing such Shares have been delivered or otherwise identified to the Transfer Agent, the name of the registered holder(s) of such Shares as set forth in such certificates and the number of Shares to be withdrawn. If the certificates have been delivered to the Transfer Agent, then, prior to the release of such certificate, you must also submit the certificate numbers shown on the particular certificates evidencing such Shares and the signature on the notice of the withdrawal must be guaranteed by an eligible guarantor institution. Shareholders whose accounts are maintained through a Nominee should notify such nominee prior to the Expiration Date if they wish to withdraw Shares.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 prior to the Expiration Date.

     6. PAYMENT FOR SHARES. For purposes of the Offer, the Fund will be deemed to have accepted for payment (and thereby purchased) Shares that are tendered as, if and when it gives oral or written notice to the Transfer Agent of its election to purchase such Shares. Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment (and thereby purchase) promptly after the Expiration Date Shares properly tendered.

    As directed by the Fund, the Transfer Agent will send payment for the Shares directly to tendering shareholders, or in the case of tendering shareholders electing an exchange in lieu of cash, directly to the Class B share account of the designated GT Global Funds. Certificates for Shares not purchased, or for Shares not tendered included in certificates forwarded to the Transfer Agent, will be returned promptly following the termination, expiration or withdrawal of the Offer, without expense to the tendering shareholder.

    The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. The Fund will not pay any interest on the purchase price under any circumstances.

     7. CERTAIN CONDITIONS OF THE OFFER. The Fund shall not be required to accept for payment or to pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or payment for Shares tendered, if: (1) such purchases would impair the Fund's status as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code") (which would cause the Fund's income to be taxed at the corporate level in addition to the taxation of shareholders who receive dividends from the
Fund); (2) in the judgment of the Board, the Portfolio would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Portfolio's investment objective and policies in order to purchase interests in the Portfolio tendered by the Fund to effect the Offer; or (3) there is, in the judgment of the Board, any (a) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (b) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, that is material to the Fund, (c) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (d) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, or (e) other event or condition that would have a material adverse effect on the Fund or its shareholders if Shares tendered pursuant to the Offer were purchased.

    If the Fund determines to amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section
15. Moreover, if any of the foregoing conditions is modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such modification or waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 15.

     8. PURPOSE OF THE OFFER. The Fund does not currently believe there will be an active secondary market for its Shares. The Board has determined that it would be in the best interest of shareholders for the Fund to take action to attempt to provide liquidity to shareholders. To that end, the Board presently intends each quarter to consider the making of a tender offer to purchase all or a portion of the Fund's Shares at NAV. The Fund will at no time be required to make any such tender offer.

    NEITHER THE FUND NOR THE BOARD MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND HAS NOT AUTHORIZED ANY PERS0N TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     9. CERTAIN EFFECTS OF THE OFFER. The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of shareholders who do not tender their Shares. If you retain your Shares, however, you will be subject to any increased risks that may result from the reduction in the Fund's aggregate assets resulting from payment for the Shares, including, for example, the potential for greater volatility due to decreased diversification of the Portfolio and higher expenses. However, the Fund believes that those risks will be reduced to the extent new Shares of the Fund are sold. All Shares purchased by the Fund pursuant to the Offer will be retired by the Board.

    10. SOURCE AND AMOUNT OF FUNDS. The aggregate purchase price if 900,000 Shares are tendered and accepted for payment pursuant to the Offer will be approximately $9,000,000. The Fund expects to finance the Offer through cash on hand and through borrowings under two lines of credit previously established by the Fund and certain other GT Global Funds. These two credit facilities, each with a maximum aggregate principal amount of $100,000,000, are: (a) an uncommitted, unsecured line of credit with The First National Bank of Boston, providing for a rate of interest based on the lower of (i) an adjusted Eurodollar rate based on the London InterBank Offered Rate ("LIBOR") plus a reserve percentage established by the Federal Reserve, (ii) the federal funds effective rate plus 1/2 of 1%, or (iii) a money market rate quoted by the Bank; and (b) an uncommitted, unsecured line of credit with State Street Bank and Trust Company, providing for a variable rate of interest as agreed to from time to time by particular GT Global Funds and State Street Bank and Trust Company. The Fund expects to repay any amounts borrowed under these lines of credit with the proceeds of sales of additional Fund Shares.

    The Fund invests its assets in Floating Rate Portfolio (the "Portfolio"). In the event that the number of tendered Shares significantly exceeds 900,000 and the Fund determines to increase the number of Shares sought in the Offer, it may be necessary to sell underlying securities held by the Portfolio and to conduct a simultaneous tender offer at the Portfolio level to provide the Fund with additional liquidity. Under these circumstances, the Fund would tender a portion of its interest in the Portfolio sufficient to provide the additional liquidity necessary to effect the Offer.

    Under the Investment Company Act of 1940, as amended (the "1940 Act"), the Fund is not permitted to incur indebtedness unless immediately after such incurrence the Fund has an asset coverage of 300% of the aggregate outstanding principal balance of indebtedness. Additionally, under the 1940 Act the Fund may not declare any dividend or other distribution upon any class of its capital stock, or purchase any such capital stock, unless the aggregate indebtedness of the Fund has, at the time of the declaration of any such distribution or at the time of any such purchase, an asset coverage of at least 300% after deducting the amount of such distribution or purchase price, as the case may be. If, in the judgment of the Board, there is not sufficient liquidity of the assets of the Fund, or availability of funds from borrowings, to pay for tendered Shares, the Fund may terminate the Offer.

    11. SUMMARY OF SELECTED FINANCIAL INFORMATION. Set forth below is a summary of selected financial information for the Fund for the period May 1, 1997 (commencement of Fund operations) to June 30, 1997. More comprehensive financial information is included in the Fund's semiannual unaudited financial statements, which are attached hereto as Exhibit A and have been filed as an exhibit to the
Schedule 13E-4 filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer. The summary of selected financial information set forth below is qualified in its entirety by reference to such documents and the financial information, the notes thereto and related matter contained therein.

                   SUMMARY OF SELECTED FINANCIAL INFORMATION
                  (IN 000'S EXCEPT PER SHARE DATA AND RATIOS)
                                  (UNAUDITED)

                                                                                                        FOR THE
                                                                                                       TWO MONTHS
                                                                                                         ENDED
                                                                                                        JUNE 30,
                                                                                                          1997
                                                                                                      (UNAUDITED)
                                                                                                      ------------
INCOME STATEMENT
  Investment Income.................................................................................   $      958
  Expenses..........................................................................................          163
                                                                                                      ------------
  Investment income--net............................................................................   $      795
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS--NET
  Realized gain (loss) on investments--net..........................................................            1
  Change in unrealized appreciation on investments--net.............................................          (13)
FINANCIAL HIGHLIGHTS (AT END OF PERIOD)
  Total assets......................................................................................   $   81,539
  Total liabilities.................................................................................          674
                                                                                                      ------------
  Net assets........................................................................................   $   80,865
  Net asset value per share.........................................................................   $    10.00
  Shares of common stock............................................................................        8,087
PER SHARE
  Investment income--net............................................................................   $     0.11
  Realized and unrealized gain (loss) on investments--net...........................................            0
  Dividends from net investment income to common shareholders.......................................   $     0.11
RATIOS
  Total expenses to average net assets..............................................................         1.50%*
  Investment income--net, to average net assets.....................................................         7.25%*

------------------------
*   Annualized

    12. CERTAIN INFORMATION ABOUT THE FUND. The Fund was incorporated under the laws of the State of Maryland on December 4, 1996 and is a continuously offered, non-diversified, closed-end, management investment company registered under the 1940 Act. The Fund's investment objective is to provide as high a level of current income and preservation of capital as is consistent with investment in senior secured corporate loans ("Corporate Loans") and senior secured debt securities ("Corporate Debt Securities"). The Fund seeks to achieve its objective by investing all of its investable assets in the Portfolio, a separate, non-diversified, closed-end, management investment company that has the same investment objective as the Fund. The Portfolio's investments primarily take the form of assignments of, or participations in, Corporate Loans made by banks and other financial institutions and Corporate Debt Securities. It is anticipated that the Corporate Loans and Corporate Debt Securities will pay interest at rates that float or reset at a margin above a generally recognized base lending rate such as LIBOR or the prime rate of a designated U.S. bank. The Fund is managed by Chancellor LGT Senior Secured Management, Inc., a subsidiary of Chancellor LGT Asset Management, Inc.

    Except for the issuance by the Fund of approximately 2.6 million Shares during the past 40 business days, all at prices equal to NAV on the date of sale, there have not been any transactions involving the Shares of the Fund that were effected during the past 40 business days by the Fund, any executive officer or director of the Fund, any person controlling the Fund, any executive officer or director of any corporation ultimately in control of the Fund or by any associate or subsidiary of any of the foregoing including any executive officer or director of any such subsidiary.

    The principal executive offices of the Fund are located at 50 California Street, 27th Floor, San Francisco, California 94111.

    13. ADDITIONAL INFORMATION. The Fund has filed a statement on Schedule 13E-4 with the SEC which includes certain additional information relating to the Offer. Such material may be inspected and copied at prescribed rates at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, New York, New York 10048; and Room 3190, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained by mail at prescribed rates from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

    14. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a general summary of the federal income tax consequences of a sale of Shares pursuant to the Offer. You should consult your own tax adviser for a complete description of those consequences to you.

    The sale of Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes, either an "exchange" or, under certain circumstances, a "dividend." In general, the transaction should be treated as an exchange of the tendered Shares under section 302 of the Code if the payment for the Shares (1) is "substantially disproportionate" with respect to the shareholder, (2) results in a "complete redemption" of the shareholder's interest in the Fund, or (3) is "not essentially equivalent to a dividend" with respect to the shareholder. A "substantially disproportionate" distribution generally requires a reduction of at least 20% in the shareholder's proportionate interest in the Fund after all Shares are tendered. A "complete redemption" of a shareholder's interest generally requires that all Shares directly owned by or attributed to such shareholder under section 318 of the Code be disposed of. A distribution "not essentially equivalent to a dividend" requires that there be a "meaningful reduction" in the shareholder's interest, which should occur if the shareholder has a minimal interest in the Fund, exercises no control over Fund affairs and suffers a reduction in his proportionate interest in the Fund.

    If any of these three tests for exchange treatment is met, you will recognize gain or loss on the Fund's purchase of your Shares equal to the difference between the amount of cash you receive for those Shares (including any cash used to purchase Class B Shares of GT Global Funds) and your adjusted tax basis for them. That gain or loss will be a capital gain or loss if you held the Shares as capital assets. In general, capital gain or loss with respect to your sold Shares will be short-term capital gain or loss because your holding period for the Shares will be less than one year.

    If none of the tests for exchange treatment can be met, you will be treated as having received a dividend, a return of capital and/or a capital gain, depending on (1) whether the Fund has sufficient earnings and profits to support a dividend and (2) your tax basis for the Shares. To the extent your tender of Shares is treated as a dividend, your tax basis for the tendered Shares will be transferred to any remaining Shares you continue to hold. If the sale of Shares pursuant to the Offer is treated as a dividend to any tendering shareholder, a constructive dividend may result to a non-tendering shareholder whose proportionate interest in the Fund's earnings and assets is increased as a result of the tender.

    Accordingly, the difference between dividend and exchange treatment is important with respect to the amount and character of income that tendering shareholders are deemed to receive. In addition, while the marginal tax rates for dividends and capital gains remain the same for corporate shareholders, the top tax rate on ordinary income of individuals (39.6%) exceeds the maximum tax rate on long-term capital gains (28% under current law).

    If the sale of Shares by a corporate shareholder pursuant to the Offer is treated as a dividend, the shareholder may be entitled to claim a dividends-received deduction on the cash received, which ordinarily would equal 70% of the dividend. However, corporate shareholders should consult their tax advisors about certain Code provisions that may affect their eligibility for the dividends-received deduction.

    The Transfer Agent generally will be required to withhold 31% of the gross proceeds payable to an individual or certain other noncorporate shareholder pursuant to the Offer unless the shareholder provides a taxpayer identification number and certifies under penalties of perjury (1) that such number is correct and (2) either that (a) the shareholder is exempt from backup withholding, (b) the shareholder is not otherwise subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the Internal Revenue Service has notified the shareholder that the shareholder is no longer subject to backup withholding. Foreign shareholders may be required to provide the Transfer Agent with a completed Form W-8, available from the Transfer Agent, in order to avoid 31% backup withholding.

    Unless a reduced rate of withholding or a withholding exemption is available under an applicable tax treaty, a shareholder who is a nonresident alien or a foreign entity may be subject to a 30% U.S. withholding tax on the gross proceeds received by the shareholder from the sale of Shares pursuant to the Offer if the proceeds are treated as a dividend under the rules described above. Foreign shareholders should consult their tax advisors regarding application of these withholding rules.

    15. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. If the Fund so elects to extend the tender period, the NAV for the Shares tendered will be determined as of the close of regular trading on the New York Stock Exchange on the Expiration Date, as extended. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Shares, and (b) amend the Offer in any respect, by making a public announcement. Such public announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(e)(2) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service.

    If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rule 13e-4 under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms of information. If (i) the Fund increases or decreases the consideration to be paid for Shares, or the Fund increases the number of Shares being sought by an amount exceeding 2% of the outstanding Shares, or the Fund decreases the number of Shares being sought and
(ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

    16. MISCELLANEOUS. The Offer is not being made to, nor will tenders be accepted from, shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable tender offer rules, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer. In any jurisdiction the securities laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                          GT GLOBAL FLOATING RATE FUND, INC.

August 25, 1997

    The Letter of Transmittal and certificates for Shares tendered by registered shareholders should be sent or delivered to the Transfer Agent as set forth below. Any questions or requests for assistance or additional copies of the Offer, the Letter of Transmittal and other documents may be directed to the Transfer Agent at its telephone number and location listed below. Shareholders may also contact their Nominee for assistance concerning the Offer.

                                TRANSFER AGENT:

                       GT GLOBAL INVESTOR SERVICES, INC.

                             FACSIMILE COPY NUMBER:
                                 (510) 472-5545

                             CONFIRM BY TELEPHONE:
                                 (800) 223-2138

                             FOR INFORMATION CALL:
                                 (800) 223-2138

                      BY HAND, MAIL, OR OVERNIGHT COURIER:
                       GT Global Investor Services, Inc.
                                California Plaza
                          2121 North California Blvd.
                                   Suite 450
                             Walnut Creek, CA 94596

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                            PORTFOLIO OF INVESTMENTS

                           June 30, 1997 (Unaudited)

--------------------------------------------------------------------------------

                                                                         PRINCIPAL      VALUE        % OF NET
SENIOR SECURED FLOATING RATE INTERESTS * *{/\}                            AMOUNT       (NOTE 1)       ASSETS
----------------------------------------------------------------------  -----------  ------------  -------------
Services (27.4%)
  Star Markets, Inc.: ................................................           --            --        7.4
    RETAILERS-FOOD
    Term Loan C due 12/31/02 .........................................    6,000,000  $  6,000,000         --
  Omni Services, Inc.: ...............................................           --            --        6.2
    BUSINESS & PUBLIC SERVICES
    Axel due 10/30/05 ................................................    5,000,000     5,006,250         --
  KSL Recreation Group, Inc.: ........................................           --            --        5.6
    LEISURE & TOURISM
    Term loan A due 4/30/05 ..........................................    1,964,286     1,964,286         --
    Term loan B due 4/30/06 ..........................................    1,964,286     1,964,286         --
    Revolving credit due 4/30/03 .....................................      661,225       661,225         --
  Atlas Freighter Leasing, Inc.: .....................................           --            --        3.7
    TRANSPORTATION - AIRLINES
    Term loan due 5/29/04 ............................................    3,000,000     2,992,500         --
  SC International Services, Inc.: ...................................           --            --        3.0
    CARGO - AIRLINES
    Term loan A-2 due 9/15/00 ........................................    2,368,405     2,371,366         --
    Term loan A due 9/15/00 ..........................................       20,835        20,862         --
  Affinity Group: ....................................................           --            --        1.5
    LEISURE & TOURISM
    Revolving credit due 3/31/02 .....................................    1,187,500     1,181,563         --
                                                                                     ------------
                                                                                       22,162,338
                                                                                     ------------
Capital Goods (18.0%)
  L-3 Communications Corp.: ..........................................           --            --        6.8
    AEROSPACE/DEFENSE
    Term loan B due 3/31/05 ..........................................    2,500,000     2,495,000         --
    Term loan C due 3/31/06 ..........................................    1,650,000     1,646,700         --
    Term loan A due 3/31/04 ..........................................    1,375,000     1,372,250         --
  Telex Communications, Inc.: ........................................           --            --        4.3
    ELECTRICAL PLANT/EQUIPMENT
    Term loan B due 11/6/04 ..........................................    3,500,000     3,500,000         --
  Laidlaw Chemical Waste, Inc.: ......................................           --            --        3.7
    ENVIRONMENTAL
    Term loan B due 5/15/04 ..........................................    1,500,000     1,496,250         --
    Term loan C due 5/15/05 ..........................................    1,500,000     1,496,250         --
  Amphenol Corp.: ....................................................           --            --        3.2
    ELECTRICAL PLANT/EQUIPMENT
    Term loan B due 5/19/05 ..........................................    1,275,000     1,275,000         --
    Term loan C due 5/19/06 ..........................................    1,275,000     1,275,000         --
                                                                                     ------------
                                                                                       14,556,450
                                                                                     ------------
Materials/Basic Industry (17.9%)
  Huntsman Specialty Chemicals Corp.: ................................           --            --        6.2
    CHEMICALS
    Term loan due 3/15/07 ............................................    2,727,273     2,727,273         --
    Term loan C due 3/15/05 ..........................................    2,272,727     2,272,727         --
  ACME Metals, Inc.: .................................................           --            --        4.3
    METALS - STEEL
    Term loan A due 8/1/01 ...........................................    3,500,000     3,508,750         --

    The accompanying notes are an integral part of the financial statements.

                                       F1

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                           June 30, 1997 (Unaudited)

--------------------------------------------------------------------------------

                                                                         PRINCIPAL      VALUE        % OF NET
SENIOR SECURED FLOATING RATE INTERESTS * *{/\}                            AMOUNT       (NOTE 1)       ASSETS
----------------------------------------------------------------------  -----------  ------------  -------------
Materials/Basic Industry (Continued)
  Stone Container International Services, Inc.: ......................           --            --        4.3
    PAPER/PACKAGING
    Term loan E due 10/1/03 ..........................................    3,500,000  $  3,494,750         --
  Interlake Corp.: ...................................................           --            --        3.1
    METALS - NON-FERROUS
    Term loan due 6/30/99 ............................................    2,500,000     2,496,875         --
                                                                                     ------------
                                                                                       14,500,375
                                                                                     ------------
Technology (10.4%)
  Bridge Information Systems, Inc.: ..................................           --            --        6.1
    NETWORKING
    Term loan C due 2/15/02 ..........................................    3,167,677     3,165,302         --
    Term loan B due 12/31/01 .........................................    1,755,738     1,754,421         --
  Sprint Spectrum L.P.: ..............................................           --            --        4.3
    WIRELESS COMMUNICATIONS
    Term loan due 6/30/01 ............................................    3,500,000     3,482,500         --
                                                                                     ------------
                                                                                        8,402,223
                                                                                     ------------
Consumer Non-Durables (6.3%)
  Del Monte Corp.: ...................................................           --            --        6.3
    FOOD
    Term loan B due 3/31/05 ..........................................    5,100,000     5,119,125         --
                                                                                     ------------
Health Care (6.2%)
  Dade International, Inc.: ..........................................           --            --        3.7
    MEDICAL TECHNOLOGY & SUPPLIES
    Term loan C due 12/31/03 .........................................    1,861,159     1,863,485         --
    Term loan B due 12/31/02 .........................................    1,129,427     1,130,836         --
  Leiner Health Products Group: ......................................           --            --        2.5
    PHARMACEUTICALS
    Term loan C due 12/30/05 .........................................    2,000,000     2,000,000         --
                                                                                     ------------
                                                                                        4,994,321
                                                                                     ------------
Finance - Other (4.3%)
  WCI Communities L.P., Inc.: ........................................           --            --        4.3
    REAL ESTATE
    Term loan due 2/18/00 ............................................    3,500,000     3,482,500         --
                                                                                     ------------
Energy (3.6%)
  Centennial Resoures, Inc.: .........................................           --            --        3.6
    COAL
    Term loan B due 3/31/04 ..........................................    1,988,889     1,983,916         --
    Term loan A due 3/31/02 ..........................................      950,000       947,625         --
                                                                                     ------------
                                                                                        2,931,541
                                                                                     ------------

    The accompanying notes are an integral part of the financial statements.

                                       F2

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                           June 30, 1997 (Unaudited)

--------------------------------------------------------------------------------

                                                                         PRINCIPAL      VALUE        % OF NET
SENIOR SECURED FLOATING RATE INTERESTS * *{/\}                            AMOUNT       (NOTE 1)       ASSETS
----------------------------------------------------------------------  -----------  ------------  -------------
Consumer Durables (3.1%)
  Manchester Tank & Equipment Co.: ...................................           --            --        3.1
    APPLIANCES & HOUSEHOLD
    Term loan due 7/30/97 ............................................    2,493,725  $  2,487,491         --
                                                                                     ------------      -----

TOTAL SENIOR SECURED FLOATING RATE INTERESTS (cost $78,649,107) ......                 78,636,364       97.2
                                                                                     ------------      -----

                                                                                        VALUE        % OF NET
REPURCHASE AGREEMENT                                                                   (NOTE 1)       ASSETS
----------------------------------------------------------------------               ------------  -------------
  Dated June 30, 1997, with State Street Bank & Trust Co., due July 1,
   1997, for an effective yield of 5.75%, collateralized by $135,000
   U.S. Treasury Note, 6.125% due 3/31/98 (market value of collateral
   is $137,385, including accrued interest). (cost $130,021)  ........                    130,021        0.2
                                                                                     ------------      -----

TOTAL INVESTMENTS (cost $78,779,128)  * ..............................                 78,766,385       97.4
Other Assets and Liabilities .........................................                  2,098,760        2.6
                                                                                     ------------      -----

NET ASSETS ...........................................................               $ 80,865,145      100.0
                                                                                     ------------      -----
                                                                                     ------------      -----

--------------

          * For Federal income tax purposes, cost is $78,779,128 and appreciation (depreciation) is as follows:

                 Unrealized appreciation:         $      72,119
                 Unrealized depreciation:               (84,862)
                                                  -------------
                 Net unrealized depreciation:     $     (12,743)
                                                  -------------
                                                  -------------

         ** Senior secured corporate loans and senior secured debt securities in the Fund's portfolio generally have variable rates which adjust to a base, such as the London Inter-Bank Offered Rate ("LIBOR"), on set dates, typically every 30 days but not greater than one year; and/or have interest rates that float at a margin above a widely recognized base lending rate such as the Prime Rate of a designated U.S. bank. Senior secured floating rate interests are, at present, not readily marketable and may be subject to restrictions on resale.
       {/\} Senior secured floating rate interests often require prepayments from excess cash flow or permit the borrower to prepay at its election. The degree to which borrowers repay, whether as a contractual requirement or at their election, cannot be predicted with accuracy. As a result, the actual remaining maturity may be substantially less than the stated maturities shown. However, it is anticipated that the senior secured floating rate interests will have an expected average life of three to five years.

    The accompanying notes are an integral part of the financial statements.

                                       F3

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                              STATEMENT OF ASSETS
                                 AND LIABILITIES
                           June 30, 1997 (Unaudited)

--------------------------------------------------------------------------------

Assets:
  Investments, at value (cost $78,779,128) (Note 1)..................................  $78,766,385
  U.S. currency......................................................................          844
  Receivable for Fund shares sold....................................................    1,542,138
  Interest receivable................................................................      739,776
  Receivable for investments sold....................................................      206,472
  Unamortized organizational costs (Note 1)..........................................      205,252
  Receivable from Chancellor LGT Asset Management, Inc...............................       78,544
                                                                                       -----------
    Total assets.....................................................................   81,539,411
                                                                                       -----------
Liabilities:
  Payable for distribution...........................................................      278,813
  Payable for organization expenses (Note 1).........................................      212,350
  Payable for investment management and administration fees (Note 2).................       92,500
  Payable for transfer agent fees....................................................       31,671
  Deferred facility fees (Note 1)....................................................       28,308
  Payable for printing and postage expenses..........................................       13,725
  Payable for professional fees......................................................       10,069
  Payable for custodian fees.........................................................        3,050
  Payable for fund accounting fees (Note 2)..........................................        1,772
  Payable for Directors' and Trustees' fees and expenses (Note 2)....................          570
  Payable for registration and filing fees...........................................          280
  Other accrued expenses.............................................................        1,058
                                                                                       -----------
    Total liabilities................................................................      674,166
                                                                                       -----------
  Minority interest (Note 1).........................................................          100
                                                                                       -----------
Net assets...........................................................................  $80,865,145
                                                                                       -----------
                                                                                       -----------
Net asset value per share ($80,865,145 DIVIDED BY 8,087,189 shares outstanding)......  $     10.00
                                                                                       -----------
                                                                                       -----------
Net assets consist of:
  Paid in capital (Note 4)...........................................................  $80,871,571
  Undistributed net investment income................................................        5,707
  Accumulated net realized gain on investments.......................................          610
  Net unrealized depreciation of investments.........................................      (12,743)
                                                                                       -----------
Total -- representing net assets applicable to capital shares outstanding............  $80,865,145
                                                                                       -----------
                                                                                       -----------

    The accompanying notes are an integral part of the financial statements.

                                       F4

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                            STATEMENT OF OPERATIONS

     May 1, 1997 (commencement of operations) to June 30, 1997 (Unaudited)

--------------------------------------------------------------------------------

Investment income:
  Interest income.......................................................................................  $ 965,931
  Interest expense (Note 1).............................................................................     (8,177)
  Facility fees earned (Note 1).........................................................................        428
                                                                                                          ---------
    Total investment income.............................................................................    958,182
                                                                                                          ---------
Expenses:
  Investment management and administration fees (Note 2)................................................    127,069
  Transfer agent fees...................................................................................     39,650
  Professional fees.....................................................................................     34,455
  Printing and postage expenses.........................................................................     13,725
  Amortization of organization costs (Note 1)...........................................................      7,098
  Directors' and Trustees' fees and expenses (Note 2)...................................................      6,770
  Fund accounting fees (Note 2).........................................................................      3,226
  Custodian fees........................................................................................      3,050
  Registration and filing fees..........................................................................      1,305
  Other expenses........................................................................................      5,305
                                                                                                          ---------
    Total expenses before reimbursement.................................................................    241,653
      Expenses reimbursed by Chancellor LGT Asset Management, Inc.......................................    (78,544)
                                                                                                          ---------
    Total net expenses..................................................................................    163,109
                                                                                                          ---------
Net investment income...................................................................................    795,073
                                                                                                          ---------
Net realized and unrealized loss on investments: (Note 1)
  Net realized gain on investments......................................................................        610
  Net unrealized depreciation during the period.........................................................    (12,743)
                                                                                                          ---------
Net realized and unrealized loss on investments.........................................................    (12,133)
                                                                                                          ---------
Net increase in net assets resulting from operations....................................................  $ 782,940
                                                                                                          ---------
                                                                                                          ---------

    The accompanying notes are an integral part of the financial statements.

                                       F5

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                       STATEMENT OF CHANGES IN NET ASSETS

--------------------------------------------------------------------------------

                                                                                   MAY 1, 1997
                                                                                  (COMMENCEMENT
                                                                                  OF OPERATIONS)
                                                                                        TO
                                                                                  JUNE 30, 1997
                                                                                   (UNAUDITED)
                                                                                  --------------
Increase (decrease) in net assets
Operations:
  Net investment income.........................................................   $    795,073
  Net realized gain on investments..............................................            610
  Net change in unrealized depreciation of investments..........................        (12,743)
                                                                                  --------------
    Net increase in net assets resulting from operations........................        782,940
                                                                                  --------------
Distributions to shareholders: (Note 1)
  From net investment income....................................................       (789,366)
                                                                                  --------------
Capital share transactions: (Note 4)
  Increase from capital shares sold.............................................     80,344,479
  Increase from shares reinvested...............................................        427,092
  Decrease from capital shares repurchased......................................             --
                                                                                  --------------
    Net increase from capital share transactions................................     80,771,571
                                                                                  --------------
Total increase in net assets....................................................     80,765,145
Net assets:
  Beginning of period...........................................................        100,000
                                                                                  --------------
  End of period *...............................................................   $ 80,865,145
                                                                                  --------------
                                                                                  --------------
 * Includes undistributed net investment income of..............................   $      5,707
                                                                                  --------------
                                                                                  --------------

    The accompanying notes are an integral part of the financial statements.

                                       F6

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                            STATEMENT OF CASH FLOWS

     May 1, 1997 (commencement of operations) to June 30, 1997 (Unaudited)

--------------------------------------------------------------------------------

Cash Provided by Operating Activities:
  Net increase in net assets resulting from operations......  $    782,940
  Adjustments to reconcile net increase in net assets
   resulting from operations to net cash provided by
   operating activities:
    Increase in receivables.................................      (818,320)
    Decrease in unamortized organizational costs............         7,098
    Net realized and unrealized loss on investments.........        12,133
    Increase in payables....................................       433,608
    Deferred facility fees..................................        28,308
                                                              ------------
      Net cash provided by operating activities.............       445,767
                                                              ------------
Cash Used for Investing Activities:
  Proceeds from principal payments and sales of senior
   secured floating rate interests..........................       294,778
  Purchases of senior secured floating rate interests.......   (79,149,747)
  Purchases of short-term investments.......................   (32,966,021)
  Proceeds from sales and maturities of short-term
   investments..............................................    32,836,000
                                                              ------------
      Net cash used for investing activities................   (78,984,990)
                                                              ------------
Cash Provided by Financing Activities:
  Proceeds from capital shares sold.........................    78,802,341
  Proceeds from bank line of credit.........................    10,711,000
  Repayment of bank line of credit..........................   (10,711,000)
  Dividends paid to shareholders............................      (362,274)
                                                              ------------
      Net cash provided by financing activities.............    78,440,067
                                                              ------------
  Net decrease in cash......................................       (99,156)
  Cash, beginning of the period.............................       100,000
                                                              ------------
  Cash, end of the period...................................  $        844
                                                              ------------
                                                              ------------
Non-Cash Financing Activities:
  Capital shares issued in reinvestment of dividends paid to
   shareholders.............................................       427,092
                                                              ------------
                                                              ------------

                                       F7

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                              FINANCIAL HIGHLIGHTS

--------------------------------------------------------------------------------
Contained below is per share operating performance data for a share outstanding, total investment return, ratios and supplemental data. This information has been derived from information provided in the financial statements.

                                                                                   MAY 1, 1997
                                                                                  (COMMENCEMENT
                                                                                       OF
                                                                                   OPERATIONS)
                                                                                       TO
                                                                                  JUNE 30, 1997
                                                                                   (UNAUDITED)
                                                                                  -------------
Per Share Operating Performance:
Net asset value, beginning of period............................................    $ 10.00
                                                                                  -------------
Income from investment operations:
  Net investment income.........................................................       0.11
  Net realized and unrealized loss on investment................................         --(c)
                                                                                  -------------
    Net increase from investment operations.....................................       0.11
Distributions to shareholders:
  From net investment income....................................................      (0.11)
                                                                                  -------------
Net asset value, end of period..................................................    $ 10.00
                                                                                  -------------
                                                                                  -------------
Total investment return.........................................................       1.25% (b)
Ratios and supplemental data:
Net assets, end of period (in 000's)............................................    $80,865
Ratio of net investment income to average net assets............................       7.31% (a)
Ratio of expenses to average net assets:
  With expense reimbursement by Chancellor LGT Asset Management, Inc. (Notes 1 &
   5)...........................................................................       1.50% (a)
  Without expense reimbursement by Chancellor LGT Asset Management, Inc.........       2.22% (a)
Ratio of interest expense to average net assets (Note 1)........................        .08% (a)
Portfolio turnover rate.........................................................          4% (a)

--------------

 (a) Annualized
 (b) Not annualized
 (c) Amount is less than $.01 per share.

    The accompanying notes are an integral part of the financial statements.

                                       F8

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

                                    NOTES TO
                              FINANCIAL STATEMENTS
                           June 30, 1997 (Unaudited)

--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES
GT Global Floating Rate Fund, Inc. ("Fund") is organized as a Maryland corporation and is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as a continuously offered non-diversified, closed-end management investment company.

The Fund invests all of its investable assets in the Floating Rate Portfolio ("Portfolio"). The Portfolio is organized as a Delaware Business Trust and is registered under the 1940 Act as a non-diversified, closed-end management investment company.

The Portfolio has investment objectives, policies, and limitations substantially identical to those of the Fund. Therefore, the financial statements of the Fund and the Portfolio have been presented on a consolidated basis, and represent all activities of both the Fund and Portfolio. Through June 30, 1997, all of the beneficial interest in the Portfolio was owned either by the Fund or Chancellor LGT Asset Management, Inc., which has a nominal ($100) investment in the Portfolio.

The following is a summary of significant accounting policies consistently followed by the Fund and Portfolio in the preparation of the financial statements. The policies are in conformity with generally accepted accounting principles, and the financial statements may include certain estimates made by management.

(A) PORTFOLIO VALUATION
The Portfolio invests primarily in senior secured corporate loans ("Corporate Loans") and senior secured debt securities ("Corporate Debt Securities") that meet credit standards established by Chancellor LGT Senior Secured Management, Inc. (the "Manager").

When possible, the Manager will rely on quotations provided by banks, dealers or pricing services with respect to Corporate Loans and Corporate Debt Securities. Whenever it is not possible to obtain such quotes, the Manager, subject to guidelines reviewed by the Portfolio's Board of Trustees, values the Corporate Loans and Corporate Debt Securities at fair value, which approximates market value. In valuing a Corporate Loan or Corporate Debt Security, the Manager considers, among other factors, (i) the creditworthiness of the U.S. or non-U.S. Company borrowing or issuing Corporate Debt Securities ("Borrower") and any intermediate loan participants, (ii) the current interest rate, period until next interest rate reset and maturity of the Corporate Loan or Corporate Debt Security, (iii) recent prices in the market for instruments of similar quality, rate, period until next interest rate reset and maturity.

The value of interest rate swaps, caps and floors is determined in accordance with a formula and then confirmed periodically by obtaining a bank quotation. Obligations with remaining maturities of 60 days or less are valued at amortized cost unless this method no longer produces fair valuations. Repurchase agreements are valued at cost plus accrued interest. Rights or warrants to acquire stock or stock acquired pursuant to the exercise of a right or warrant, may be valued taking into account various factors such as original cost to the Portfolio, earnings and net worth of the issuer, market prices for securities of similar issuers, assessment of the issuer's future prosperity, liquidation value or third party transactions involving the issuer's securities.

Investments for which market quotations are not readily available (including restricted securities which are subject to limitations on their sale) are valued at fair value as determined in good faith by or under the direction of the Portfolio's Board of Trustees.

(B) REPURCHASE AGREEMENTS
With respect to repurchase agreements entered into by the Portfolio, it is the Portfolio's policy to always receive, as collateral, United States government securities or other high quality debt securities of which the value, including accrued interest, is at least equal to the amount to be repaid to the Portfolio under each agreement at its maturity.

(C) FOREIGN CURRENCY SWAPS
Foreign currency swaps are the exchange by the Portfolio with another party (the "counterparty") of the right to receive the currency in which a loan is denominated for the right to receive U.S. dollars.

The Portfolio may enter into a transaction subject to a foreign currency swap only if, at the time of entering into such swap, the outstanding debt obligations of the counterparty are investment grade or determined to be of comparable quality in the judgement of the Manager. The amounts of U.S. dollar payments to be received by the Portfolio and the foreign currency payments to be received by the counterparty are fixed at the time the swap arrangement is entered into. The swap protects the Portfolio from fluctuations in exchange rates and locks in the right to receive payments under the loan in a predetermined amount of U.S. dollars.

(D) SECURITY TRANSACTIONS
Security transactions are accounted for on the trade date (date the order to buy or sell is executed). The cost of securities sold is determined on a first-in, first-out basis, unless otherwise specified. The Portfolio may trade securities on other than normal settlement terms. This may increase the market risk if the other party to the transaction fails to deliver and causes the Portfolio to subsequently invest at less advantageous prices.

(E) TAXES
It is the policy of the Fund to meet the requirements for qualification as a "regulated investment company" under the Internal Revenue Code of 1986, as amended ("Code"). It is also the intention of the Fund to make distributions sufficient to avoid imposition of any excise tax under Section 4982 of the Code. Therefore, no provision has been made for Federal taxes on income, capital gains, and unrealized appreciation of securities held, or excise tax on income and capital gains.

                                       F9

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

(F) DISTRIBUTIONS TO SHAREHOLDERS
Distributions to shareholders from net investment income are declared daily and paid or reinvested monthly. Income and capital gain distributions are determined in accordance with Federal income tax regulations which may differ from generally accepted accounting principles. These differences are primarily due to differing treatments of income and gains on various investment securities held by the Portfolio and timing differences.

(G) DEFERRED ORGANIZATIONAL EXPENSES
Expenses incurred by the Fund or Portfolio in connection with its organization, its registration with the Securities and Exchange Commission and with various states aggregated $212,350. These expenses are being amortized on a basis over a five-period period.

(H) RESTRICTED SECURITIES
The Portfolio may invest all or substantially all of its assets in Corporate Loans, Corporate Debt Securities or other securities that are rated below investment grade by a nationally recognized statistical rating organization, or in comparable unrated securities. The Portfolio is permitted to invest in privately placed restricted securities. These securities may be resold in transactions exempt from registration or to the public if the securities are registered. Disposal of these securities may involve time-consuming negotiations and expense, and prompt sale at an acceptable price may be difficult.

(I) SECURITIES PURCHASED ON A WHEN-ISSUED AND DELAYED DELIVERY BASIS
The Portfolio may purchase and sell interests in Corporate Loans and Corporate Debt Securities and other portfolio securities on a when-issued and delayed delivery basis, with payment and delivery scheduled for a future date. No income accrues to the Portfolio on such interests or securities in connection with such transactions prior to the date the Portfolio actually takes delivery of such interests or securities. These transactions are subject to market fluctuations and are subject to the risk that the value at delivery may be more or less than the trade date purchase price. Although the Portfolio will generally purchase these securities with the intention of acquiring such securities, they may sell such securities before the settlement date. These securities are identified on the accompanying Portfolio of Investments. The Portfolio has set aside sufficient cash or liquid high grade debt securities as collateral for these purchase commitments.

(J) LINE OF CREDIT
The Fund, along with certain other funds advised by Chancellor LGT Asset Management, Inc., has a line of credit with BankBoston and State Street Bank. The arrangements with the banks allow the Fund to borrow an aggregate maximum amount of $200,000,000. The Fund is limited to borrowing up to 33 1/3% of the value of the Fund's total assets.

For the period ended June 30, 1997, the weighted average outstanding daily balance of bank loans (based on the number of days the loans were outstanding) was $1,484,525 with a weighted average interest rate of 6.28%.

(K) INTEREST RATE SWAPS
Interest rate swaps involve the exchange by the Portfolio with another party of their respective commitments to pay or receive interest, such as an exchange of fixed rate payments for floating rate payments. The Portfolio will enter into interest rate swaps in order to hedge all of its fixed rate Corporate Loans and Corporate Debt Securities against fluctuations in interest rates. The Portfolio usually will enter into interest rate swaps on a net basis, i.e., the two payment streams are netted out with the Portfolio receiving or paying, as the case may be, only the net amount of the two payments. The Portfolio will not enter into any interest rate hedging transaction unless the Manager considers the credit quality of the unsecured senior debt or the claims-paying ability of the other party thereto to be investment grade. The risk of loss with respect to interest rate swaps is limited to the net amount of interest payments that the Portfolio is contractually obligated to make.

(L) INVESTMENT INCOME
Interest income is recorded on an accrual basis. Where a high level of uncertainty exists as to collection of income on securities, income is recorded net of all withholding tax with any rebate recorded when received. Facility fees received are recognized as income ratably over the expected life of the loan. Market discounts are accreted over the stated life of each applicable security.

2. RELATED PARTIES
Chancellor LGT Senior Secured Management, Inc. is the Portfolio's investment manager and administrator. The Portfolio pays investment management and administration fees to the Manager at the annualized rate of 0.95% of the Portfolio's average daily net assets. Chancellor LGT Asset Management, Inc., an affiliate of the Manager, ("Chancellor LGT") acts as administrator of the Fund. The Fund pays Chancellor LGT administration fees, which are computed and paid monthly, at an annualized rate of 0.25% of the Fund's average daily net assets.

GT Global, Inc., an affiliate of the Manager, acts as the distributor of shares of Common Stock of the Fund.

The Manager, Chancellor LGT and GT Global voluntarily have undertaken during the first year of operations to limit the Fund's expenses (exclusive of brokerage commissions, taxes, interest, and extraordinary expenses) to the maximum annual rate of 1.50% of the average daily net assets of the Fund.

GT Global Investor Services, Inc. ("GT Services"), an affiliate of the Manager, Chancellor LGT and GT Global, is the transfer agent of the Funds. For performing shareholder servicing, reporting, and general transfer agent services, GT Services receives an annual maintenance fee of $17.50 per account, a new account fee of $4.00 per account, a per transaction fee of $1.75 for all transactions other than exchanges and a per exchange fee of $2.25. GT Services also is reimbursed by the Funds for its out-of-pocket expenses for such items as postage, forms, telephone charges, stationery and office supplies.

Chancellor LGT is the pricing and accounting agent for the Fund and Portfolio. Each of the Fund and the Portfolio pays a monthly fee for

                                      F10

               GT GLOBAL FLOATING RATE FUND, INC. -- CONSOLIDATED

these services to Chancellor LGT at the annualized rate, respectively of .02% and .01% of their average daily net assets.

The Fund pays each of its Directors who is not an employee, officer or director of the Manager or any of its affiliated companies $5,000 per year plus $300 for each meeting of the board attended by the Director and reimburses travel and other expenses incurred in connection with attending board meetings. The Portfolio pays each of its Trustees who is not an employee, officer, or director of the Manager $500 per year plus $150 for each meeting of the board or any committee thereof attended by the Trustee.

3. PURCHASES AND SALES OF SECURITIES
For the period ended June 30, 1997, purchases and sales of investment securities by the Portfolio, other than U.S. government obligations and short-term investments, aggregated $79,149,747 and $501,250, respectively. There were no purchases or sales of U.S. government obligations by the Portfolio for the period ended June 30, 1997.

4. CAPITAL SHARES
At June 30, 1997, the Fund is authorized to issue 1 billion shares of capital stock, $0.001 par value, all of which is classified as Common Stock.

                                             MAY 1, 1997 (COMMENCEMENT OF
                                             OPERATIONS) TO JUNE 30, 1997
                                                      (UNAUDITED)
                                          -----------------------------------
                                              SHARES             AMOUNT
                                          ---------------  ------------------
Shares sold.............................        8,044,480  $       80,344,479
Shares issued in connection with
  reinvestment of distributions.........           42,709             427,092
                                          ---------------  ------------------
                                                8,087,189          80,771,571
Shares repurchased......................               --                  --
                                          ---------------  ------------------
Net decrease............................        8,087,189  $       80,771,571
                                          ---------------  ------------------
                                          ---------------  ------------------

5. UNFUNDED LOAN INTEREST
As of June 30, 1997, the fund had unfunded loan commitments of $1,842,788, which would be extended at the option of the borrower, pursuant to the following loan agreements:

BORROWER
---------------------------------------------------------------------------------------------------------------------
KSL Recreation Group.................................................................................................
Affinity Group.......................................................................................................

                                                                                                                          UNFUNDED

                                                                                                                         COMMITMENT

BORROWER                                                                                                               (IN THOUSANDS
)
---------------------------------------------------------------------------------------------------------------------  -------------
--

KSL Recreation Group.................................................................................................     $   2,571

Affinity Group.......................................................................................................         1,250


6. TENDER OFFER
The Fund's Board of Directors considers each quarter the making of Tender Offers which are offers to repurchase all or a portion of its shares of Common Stock from stockholders at a price per share equal to the net asset value per share of the Fund's Common Stock determined at the close of business on the day an offer terminates. Shares of common stock held less than four years and which are repurchased by the Fund pursuant to Tender Offers will be subject to an early withdrawal charge of up to 3% of the lesser of the then current net asset value or the original purchase price of the Common Stock being tendered.

                                      F11